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Exhibit 4.1

INTER CHINA NETWORK SOFTWARE COMPANY LIMITED

RULES OF THE 2002 EMPLOYEE SHARE OPTION SCHEME

ADOPTED ON JANUARY 1st, 2002

RULES OF THE 2002 EMPLOYEE SHARE OPTION SCHEME

1    INTERPRETATION

1.1
In these Rules:

  "Adoption Date" means January 1st 2002;

  "Allotment Date" means, in respect of any Grantee and any exercise by such Grantee of the Option granted to him, the date on which Shares are allotted to him pursuant to such exercise;

  "Articles" means the articles of association of the Company;

  "Auditors" means the auditors for the time being of the Company;

  "Board" means the board of directors of the Company as from time to time constituted;

  "Board Approval" means any approval, resolution, determination, discretion, authority or consent to be made or given by the Board under these Rules;

  "Cessation Date" means the date on which a notice is given by or to a Grantee to terminate his employment with the Group;

  "Company" means Inter China Network Software Company Limited (registered in Hong Kong);

  "Date of Grant" means in respect to any Option, the date of the Notice of Grant by which the Option is granted in accordance with clause 3.2;

  "Employee" means any employee (other than a director) or (if the Board so determines) an executive director of the Company or of any Subsidiary;

  "Exercise Price" means the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option in accordance with clause 4 (and any additional amount payable in accordance with clause 13.2);

  "Exit" means (i) a Listing, (ii) a sale of all or substantially all of the issued share capital of the Company, (iii) a sale by the Company of all or substantially all of its assets, (iv) the passing of an effective resolution or the making of an order of a competent court for the winding up of the Company or (v) a Reconstruction Event;

  "Fully Diluted Capital" means the share capital of the Company computed on an As converted Basis, and on a basis deeming all Options and any other subsisting options granted by the Company to subscribe for any shares (of whatever class) or other instrument convertible into shares, to have been exercised (and, if appropriate, subsequently converted) in full;

  "Grantee" means any Employee to whom an Option is granted in accordance with the terms of this Scheme;

  "Group" means the Company and its subsidiaries;

  "HK$" means Hong Kong dollars, the lawful currency of Hong Kong;

  "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

  "Listing" means the admission of all or any of the share capital of the Company or any holding company incorporated for such purpose to trading on a recognized stock exchange;

  "Notice of Grant" means a notice issued by the Board in accordance with clause 3.1;

  "Option" means an option to subscribe for Shares granted pursuant to this Scheme;

  "Personal Representatives" means the person or persons who, in accordance with the laws of succession or probate applicable in respect to the death of a Grantee, is or are entitled to the benefit of the Option granted to him;

  "Reconstruction Event" means a compromise or arrangement under section 166 of the Companies Ordinance for the amalgamation or merger of the Company with any other company or companies;

  "Reorganisation" has the meaning set out in clause 8.1;

  "Rules" means the rules of the Scheme;

  "Scheme" means this Share Option Scheme as from time to time in force;

  "Shares" means ordinary shares of HK$0.10 each of the Company (or any other denomination or renominated value of share created from the sub-division, consolidation, reclassification or reorganisation thereof.

  "To grant Options" means that the Company notifies an employee that he is entitled to vest a certain number of Options pursuant to this Scheme.

  "To vest Options" means, in such event that a certain number of Options have been granted to an employee, after each date set out in Clause 5.1 respectively or such other date as the Board shall determine and so notify the Grantee in writing, corresponding number of Options are held by the Company on behalf of the Employee and all the Employee shall have the right to all the monetary benefits deriving therefrom when the Employee exercises the Options.

1.2
Words and expressions defined in the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) including, without limitation, "subsidiary" and "holding company" shall, unless the context otherwise requires, have the same meanings where used in these Rules.

1.3
Headings are used in these Rules for convenience only and shall not affect their construction or interpretation.

1.4
In these Rules, references to schedules are to schedules to these Rules and references to clauses are to clauses herein and, unless otherwise specified, references to paragraphs are to paragraphs of the clause in which such reference appears and references to annexures are annexures hereto.

1.5
In these Rules, reference to a person includes any legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporate).

1.6
In these Rules, unless the context does not so admit, reference to the singular includes a reference to the plural and vice versa and reference to the masculine includes a reference to the feminine and neuter.

1.7
References in these Rules to any ordinance, regulation or statutory provision shall be deemed to include reference to any ordinance, regulation, statutory instrument or secondary legislation which amends, extends, consolidates or replaces the same (or shall have done so) and to any other regulation, statutory instrument or other subordinate legislation made thereunder or pursuant thereto, and to any former statutory provision replaced (with or without modification) by the provision referred to, and shall also include reference to all statutory instruments or other subordinate legislation made pursuant to any such statutory provision.

1.8
These Rules shall be governed by and construed in accordance with the law of Hong Kong and the Company and each Grantee submits to the non-exclusive jurisdiction of the courts of Hong Kong.

2    ADMINISTRATION

2.1
This Scheme shall be subject to the administration of the Board whose decision as to all matters arising in relation to this Scheme or its interpretation or effect shall (save as otherwise provided herein) be final and binding on all parties.

2.2
Subject to clause 12, this Scheme shall be valid and effective for a period of 10 years commencing on the Adoption Date, after which period no further Options may be granted but these Rules shall remain in force to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of this Scheme.

3    GRANT OF OPTIONS

3.1
The Board may at its absolute discretion grant to any Employee an option to subscribe for such number of Shares as the Board shall determine on the terms of this Scheme.

3.2
The Board may delegate to the Chief Executive Officer ("CEO") of the Company the power to grant Options on terms which do not, under these Rules, require any Board Approval. The Board shall conduct an annual review of Options granted, and shall be entitled at any time to require the CEO to give details of the options granted by him from time to time. No Board Approval shall be delegated nor made or given otherwise than at a properly convened meeting of the Board, and following the obtaining of such authorities, approvals and consents as may be required at law or under any other agreement or obligation by which the Company is bound.

3.3
An Option shall be granted to an Employee by delivery of a notice in writing in such form as the Board may from time to time determine specifying the number of Shares and any other terms and conditions (including, without limitation, conditions as to exercise) on which it is granted. All Options shall be granted and vested on the terms of these Rules.

3.4
Any Grantee to whom a Notice of Grant is delivered may, by notice in writing to the Company given within 30 days after the relevant Date of Grant, renounce his rights thereto, in which event such Option shall be deemed for all purposes not to have been granted.

4    EXERCISE PRICE

  The Exercise Price in respect of any Option shall be fixed by reference to the date upon which the Option (or the relevant part thereof) vests, and subject to any adjustments made pursuant to clause 8, shall (unless the Board otherwise determines and so notifies the Grantee) be a price equal to 90 percent of the latest price per share at which the Company has issued convertible preferences shares of A preference shares or other classes of preferred shares prior to the date of vesting of the relevant Option (or relevant part thereof).

5    VESTING AND LAPSE OF OPTIONS

5.1
Each Option to be granted under this Scheme shall (unless the Board shall otherwise determine and so notify the Grantee in writing) vest in the Grantee as follows:

5.1.1
as to 25 percent of the aggregate number of Shares the subject of the Option, 12 months after the Date of Grant;

5.1.2
as to 35 percent of the aggregate number of Shares the subject of the Option, 24 months after the Date of Grant;

  5.1.3
  as to the remaining 40 percent of the aggregate number of Shares the subject of the Option: 3 percent, upon each complete month, 25 to 32 months after the Date of Grant respectively; 4 percent, upon each complete month, 33 to 36 months after the Date of Grant respectively.

5.2
In event that any Grantee ceases to be an Employee in circumstances relating to:

5.2.1
his voluntary resignation prior to the second anniversary of the date on which he is first granted an Option pursuant to this scheme;

5.2.2
his failure, during the course of his employment, to devote the whole of his time and attention to the business of the Group or to use his best endeavours to develop the business and interests of the Group;

5.2.3
being concerned during the course of his employment (without the prior written consent of the Company) with any (competitive or other) business other than that of the Group;

5.2.4
any breach by him of his contract of employment or any other obligation to the Group.

  then one half of all Options vested by the Grantee prior to his Cessation Date, and all Options remaining unvested at the Cessation Date, shall automatically lapse.

5.3
If any Grantee ceases to be an Employee for any reason other than those referred to in clause 5.2, then all Options remaining unvested at his Cessation Date shall automatically lapse.

6    EXERCISE OF OPTIONS

6.1
An Option shall be personal to the Grantee and shall not be assignable, unless the Board shall otherwise agree in writing. No Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favour of any third party over or in relation to any Option other than in accordance with the prior written approval of the Board. No person other than the named Grantee thereof may exercise any Option, unless the Board shall otherwise agree in writing. Any breach of this clause by a Grantee shall render the Option void and it shall automatically lapse.

6.2
Notwithstanding any other provision of these Rules or any Notice of Grant or the terms of which any Option is granted, no Option may be exercised prior to the occurrence of an Exit (unless the Board shall otherwise agree in writing).

6.3
In the event that an Exit is proposed:

6.3.1
the Company shall use all reasonable endeavours (to the extent permitted by law) to notify all holders of outstanding Options in advance of the Exit;

6.3.2
an exercise made following such notice shall be:

(a)
conditional upon the Exit becoming unconditionally effective, and the Exercise Price in respect thereof shall not be payable unless and until such condition is satisfied; and

(b)
deemed to include on behalf of the exercising Grantee an undertaking to do all things within his power (including, without limitation, by exercising all voting and other rights attaching to the Shares to be subscribed by him pursuant to such exercise) to facilitate the effective conclusion of the Exit, and (if so required by the Company) to execute a power of attorney authorizing one or more directors of the Company to do such things and exercise such rights on his behalf.

6.3.3
the Allotment Date in respect of any Option exercised within thirty days of such notice shall be deemed to be the last date on which a person is required to be registered as a holder of

    Shares in order to participate in the economic proceeds which such Exit makes available to such holders;

  6.3.4
  the Company shall (if any exercising Grantee so requests) permit the payment of the Exercise Price to be satisfied by an appropriate assignment, transfer, direction or authorization in such form as the Board may reasonably require, having the effect that cash proceeds of the Exit otherwise receivable by the Grantee equal to the amount of the Exercise Price shall be payable to the Company;

  6.3.5
  any Option not exercised in accordance with the foregoing provisions of this clause prior to the date ("Lapse Date") which is the later of (i) the date on which the Exit becomes unconditionally effective, and (ii) the date being 31 days after the Company gives notice of the Exit to the holder, shall, unless the Board shall otherwise determine automatically lapse on the Lapse Date.

6.4
Shares to be allotted upon the exercise of an Option will be subject to the provisions of the Articles and will rank pari passu in all respects with the existing fully paid Shares in issue on the relevant Allotment Date, and will entitle the holders thereof to participate in all dividends or other distributions paid or made on or after the Allotment Date.

7    MAXIMUM NUMBER OF OPTIONS AVAILABLE

7.1
The maximum number of Shares in respect of which Options may be granted at any time under this Scheme will be 2,584,334. Such maximum number shall include the number of Shares which would be issued upon the exercise of all outstanding Options by the Grantees (to the extent not already exercised) together with the number of Shares which have already been issued pursuant to the earlier exercise of any Option.

7.2
No Option shall be granted to:

7.2.1
any Grantee if the aggregate number of Shares in respect of which Options have at any time been granted to such Grantee (whether such Options have been exercised, have lapsed or remain outstanding, and whether vested or unvested) would thereby exceed 150,000;

7.2.2
The Chief Executive Officer of the Company

  without in any such case the prior written approval of the Board and the Lead Investors.

7.3
The maximum numbers of Shares referred to in clauses 7.1 and 7.2.1 will be adjusted, in such manner as the Auditors shall certify in writing to the Board to be in their opinion fair and reasonable in accordance with clause 8, in the event of any Reorganisation.

8    REORGANISATION OF CAPITAL STRUCTURE

8.1
In the event of any alteration in the capital structure of the Company whilst any Option remains exercisable, arising from capitalization of profits or reserves, consolidation, subdivision or reduction of the share capital of the Company (a "Reorganisation"), such corresponding adjustments (if any) shall be made in:

8.1.1
the number or nominal amount of Shares, the subject matter of the Option (insofar as it is unexercised); and/or

  8.1.2
  the Exercise Price, as the Auditors shall, at the request of the Company or any Grantee, certify in writing to be in their opinion fair and reasonable, provided that:

  8.1.3
  any such adjustments shall be made on the basis that the aggregate amount payable by a Grantee on the full exercise of any Option shall remain as nearly as possible the same (but shall not be greater than) it was before such event;

  8.1.4
  no such adjustments shall be made the effect of which would be to enable a Share to be issued at less than its nominal value;

  8.1.5
  no such adjustment shall be made the effect of which would be to increase the proportion of the Fully Diluted Capital subscribed on exercise of an Option above that for which any Grantee would have been entitled to subscribe had he exercised all the Options he has vested immediately prior to such adjustments; and

  8.1.6
  any issue of Shares or other securities of the Company for cash or other valuable consideration shall not be regarded as a circumstance requiring any such adjustments.

8.2
Following any Reorganisation, the Company shall, upon receipt of an Exercise Notice, inform the Grantee of the adjustment to be made to his Option in accordance with the certificate of the Auditors obtained by the Company for such purpose or, if no such certificate has been obtained, inform the Grantee accordingly and of his right to request the Auditors to issue such a certificate in accordance with clause 8.1

8.3
The capacity of the Auditors in this clause is that of experts and not as arbitrators and their certification shall, in the absence of manifest error, be final and binding on the Company and the relevant Grantees.

9    SHARE CAPITAL

  The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the share capital of the Company and the allotment of Shares pursuant to such exercise. Subject thereto, the Board shall make available sufficient authorized but unissued share capital of the Company to allot Shares on the exercise of any Option.

10    DISPUTES

  Any dispute arising in connection with this Scheme (whether as to the number of Shares the subject of an Option, the amount of the Exercise Price or otherwise) shall be referred to the decision of the Board whose decision shall, in the absence of manifest error, be final and binding.

11    ALTERATION OF THIS SCHEME

  This Scheme may be amended by a resolution of the Board provided that no such alteration shall operate so as adversely to affect the terms of issue of any Option granted or agreed to be granted prior to such alteration except with the consent or sanction of a majority in number of the holders of unexercised Options.

12    TERMINATION

12.1
The Company may at any time by a resolution of the Board terminate the operation of this Scheme and in such event no further Options will be offered but (subject as provided in clause 12.2) in all other respects the provisions of this Scheme shall remain in force; or

12.2
The Company may be a resolution of the Board and written notice to all Grantees terminate and replace this Scheme with a new share option scheme ("Replacement Scheme") in which case immediately prior to the grant of Options to a Grantee under the Replacement Scheme (on terms no less favourable to the Grantee as to the number of Shares under option, vesting and exercise price than those attaching to this existing Options) all Options (whether vested or unvested) granted to that Grantee, and all the other rights and obligations of the Grantee, under this Scheme shall automatically lapse.

12.3
Other than the above, the Scheme shall terminate no more than 30 days after the Exit and be replaced with a new share option scheme, in such event no further Options will be granted pursuant to this Scheme.

13    TAXATION

13.1
A Grantee shall be responsible for obtaining any governmental or other official consent that may be required in any jurisdiction in order to permit the grant or exercise of this Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any taxation, duty, social security payment or other liability to which a Grantee may become subject as a result of his participation in this Scheme.

13.2
To the greatest extent permitted by law, each Grantee shall pay to the Company on demand an amount equal to the full amount of any actual or future liability to any taxation, levy, duty, social security or other payment incurred by the Company or any other member of the Group arising out of the grant, subsistence or exercise of his Option. Any such amount which has not been paid by the Grantee prior to the exercise of an Option shall be added to the Exercise Price.

14    MISCELLANEOUS

14.1
This Scheme and the grant of any Option hereunder shall not form part of any contract of employment between any member of the Group and any Employee, and the rights and obligations of any Employee under the terms of his office or employment shall not be affected by his participation in this Scheme.

14.2
The Company shall bear the costs of establishing and administering this Scheme, including costs of the Auditors in relation to the preparation of any certificate by them or providing any other service in relation to this Scheme.

14.3
Each holder of an Option which has not been exercised shall be entitled to receive copies of any notices or other documents sent by the Company to holders of Shares in relation to any proposal for an Exit, but not otherwise.

14.4
Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong and, in the case of the Grantee, in person or at his address as notified to the Company from time to time.

14.5
Any notice or other communication if sent by the Grantee shall be irrevocable and shall not be effective until actually received by the Company.

14.6
Any notice of other communication if sent to the Grantee shall be deemed to be given or made:

(a)
one day after the date of posting, if sent by mail; and

(b)
when delivered, if delivered by hand.

[                        ]

[HEADED NOTEPAPER OF ICNS]
Notice of Option Grant

[ ]	[Date]

Dear [            ]

        We are pleased to inform you that the Board has resolved to grant you options to subscribe for up to [    ] ordinary shares (the "Shares") in the capital of the Company on the terms set out below:

1.    Number of shares [            ]

  You will become entitled to options over the following numbers of Shares on the following dates:

Number of Shares	Vesting Date
[100%— ]	12 months after the date of this letter

  Please note that, if you should cease to be employed by the Group before any vesting date, your entitlement to further options will lapse. In certain circumstances, you may also be required to forfeit options already vested.

  Further details are set out in the Rules of the Company's 2002 Employee Share Option Scheme (the "Scheme Rules"), a copy of which can be obtained from the Company's HR department upon request. The Scheme Rules are binding on all option holders and are incorporated herein by reference. You should as such acquaint yourself with the Scheme Rules.

2.    Exercise

  Options may be exercised in whole or in part by giving notice in writing to the Company (for the attention of the Company's HR department) once they have vested, but no option may be exercised prior to the occurrence of an event of Exit (as defined in the Scheme Rules). The Company will endeavour to keep you informed of Exit proposals at the same time as notice is given to shareholders. Any exercise of your Options will be conditional upon the Exit becoming effective. Exercise will be deemed to constitute your commitment to do all that you can to facilitate the Exit.

3.    Exercise Price

  Upon exercise of your options, you will be required to pay to the Company an exercise or subscription price per share determined at the time of vesting for the tranche of share you vest, and informed you in writing in the Vesting Notice.

  The Exercise Price shall be a price equal to 90 percent of the latest price per share at which the Company has issue convertible preference shares of A preference shares or other classes of preferred shares prior to the date of vesting of the relevant Options. Arrangements may be agreed with the Company to fund this exercise price out of the proceeds available to you from the Exit in accordance with the Scheme rules.

4.    Conditions of Exercise

  [add any performance etc conditions here if applicable]

1

5.    Taxation

  You will be responsible for:

  (a)
  Obtaining any necessary governmental or other consent for the grant to you or exercise by you of options; and

  (b)
  Any liability to tax which you may incur as a result of the grant vesting, or exercise or your options and any subsequent sale of shares. In addition, you may be required to reimburse the Company for any liability to tax or other duty to which it becomes liable as a result of such grant, vesting or exercise.

6.    Renouncement of options

  You are entitled within 30 days of the date of this letter to renounce your entitlement to options by written notice to the Company (for the attention of the Company's HR department).

  This letter is subject to the Scheme Rules (as amended from time to time by the Board pursuant to the terms thereof). If there is any conflict between this letter and the Scheme Rules, the Scheme Rules shall prevail.

  Please countersign the enclosed copy of this letter to indicate your understanding of, and agreement to, the terms on which your options are granted to you.

Yours sincerely,

For and on behalf of Inter China Network Software Company Limited
Acknowledged and agreed

Name of Employee

2

[HEADED NOTEPAPER OF ICNS]
Notice of Option Grant

[ ]	[Option Grant Date: ]

Dear [                        ]

        We are pleased to inform you that the Board has resolved to grant you options to subscribe for ordinary shares in the capital of the Company on the terms set out below:

1.    Number of shares [            ]

        You will become entitled to options over the following numbers of ordinary shares on the following dates:

Number of Shares	Vesting Date
[25%- ]	12 months after the date of this letter
[35%- ]	24 months after the date of this letter
[3%- ]	25, 26, 27, 28, 29, 30, 31, 32 months after the date of this letter respectively
[4%- ]	33, 34, 35, 36 months after the date of this letter respectively

  Please note that, if you should cease to be employed by the Group before any vesting date, your entitlement to further options will lapse. In certain circumstances, you may also be required to forfeit options already vested.

  Further details are set out in the Rules of the Company's 2002 Employee Share Option Scheme (the "Scheme Rules"), a copy of which can be obtained from the Company's HR department upon request. The Scheme Rules are binding on all option holders and are incorporated herein by reference. You should as such acquaint yourself with the Scheme Rules.

2.    Exercise

  Options may be exercised in whole or in part by giving notice in writing to the Company (for the attention of the Company's HR department) once they have vested, but no option may be exercised prior to the occurrence of an event of Exit (meaning an IPO, a sale or merger of the Company or its business or the winding up of the Company). The Company will endeavour to keep you informed of Exit proposals at the same time as notice is given to shareholders. Any exercise of your Options will be conditional upon the Exit becoming effective. Exercise will be deemed to constitute your commitment to do all that you can to facilitate the Exit.

3.    Exercise Price

  Upon exercise of your options, you will be required to pay to the Company an exercise or subscription price per share determined at the time of vesting for the tranche of share you vest, and informed you in writing in the Vesting Notice. The Exercise Price shall be a price equal to 90 percent of the latest price per share at which the Company has issue convertible preference shares or A preference shares or other classes of preferred shares prior to the date of vesting of the relevant Options. Arrangements may be agreed with the Company to fund this exercise price out of the proceeds available to you from the Exit in accordance with the Scheme Rules.

3

4.    Conditions of Exercise

  [add any performance etc conditions here if applicable]

5.    Taxation

  You will be responsible for:

  (a)
  Obtaining any necessary governmental or other consent for the grant to you or exercise by you of options; and

  (b)
  Any liability to tax which you may incur as a result of the grant vesting, or exercise of your options and any subsequent sale of shares. In addition, you may be required to reimburse the Company for any liability to tax or other duty for which it becomes liable as a result of such grant, vesting or exercise.

6.    Renouncement of options

  You are entitled within 30 days of the date of this letter to renounce your entitlement to options by written notice to the Company (for the attention of the Company's HR department).

  Please countersign the enclosed copy of this letter to indicate your understanding of, and agreement to, the terms on which your options are granted to you.

Yours sincerely,

For and on behalf of Inter China Network Software Company Limited
Acknowledged and agreed

Name of Employee

4

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